Exhibit 99.1

BreitBurn Acquires Provident Energy Trust’s Master Limited Partnership Interests

Acquisition Is Immediately Accretive To Distributable Cash Flow Per Unit
Concludes Provident’s Lengthy Review Of Strategic Alternatives For Its BBEP Interests

Los Angeles, CA (June 17, 2008) - BreitBurn Energy Partners L.P. (NASDAQ:BBEP; “BreitBurn” or the “Partnership”) announced today that it has acquired all of the limited partnership and indirect general partnership interests of BreitBurn previously owned by Provident Energy Trust (TSX-PVE.UN; NYSE-PVX; “Provident”). As part of the transaction, the Partnership will acquire a 100% interest in BreitBurn GP, LLC (“BreitBurn GP”), the general partner of the Partnership.

Highlights of the transaction include:
•	The Partnership paid $345 million for the limited partnership and general partnership interests acquired from Provident.
•	The Partnership acquired 14,404,962 limited partnership units owned by Provident. These units have been retired and are no longer outstanding.
•
The Partnership acquired Provident’s 95.55% interest in BreitBurn GP, representing the economic equivalent of 428,530 limited partnership units. The Partnership also exchanged 19,955 limited partnership units for the remaining 4.45% of BreitBurn GP owned by BreitBurn Energy Corporation, which is wholly owned by BreitBurn’s Co-Chief Executive Officers. These two transactions reduce BreitBurn GP’s economic interest in the Partnership to zero.

•	The acquisition is immediately accretive to BreitBurn on a distributable cash flow per unit basis.
•	The acquisition was funded with borrowings under the Partnership’s amended and restated bank credit facility.
•	The Conflicts Committee of BreitBurn GP unanimously approved the terms of the transaction. The Conflicts Committee is composed of three independent directors.
•	Unitholders will be given the right to elect the directors of BreitBurn GP, commencing with an annual meeting in July 2009 on a date to be announced.
•
Provident’s indirect ownership of a 96.017% interest in BreitBurn Energy Company LP, a separate U.S. subsidiary of Provident unaffiliated with BreitBurn Energy Partners, whose assets consist primarily of producing and non-producing crude oil reserves located in Los Angeles, Orange and Santa Barbara counties in California, is not included in this transaction.

BreitBurn’s Co-CEO, Hal Washburn, said: “We are pleased that the Partnership was able to reach this agreement with Provident and remove the ongoing uncertainties surrounding the sale of Provident’s interests in BreitBurn. Given the opportunity, the Partnership was able to take advantage of its financial flexibility, the recent weakness in the market price of Partnership units, and the fact that commodity prices were at all-time highs. This transaction is immediately accretive to the Partnership’s unitholders on a distributable cash flow per unit basis. As previously announced, Provident's decision to pursue a potential sale of its BreitBurn interests was driven primarily by the Canadian Federal Government’s resolution in October 2006 to impose growth restrictions on Canadian energy trusts and, effective 2011, implement a tax on income trust distributions.”

Acquisition Financing

The acquisition of Provident's interests by the Partnership was financed with incremental borrowings under an amended and restated credit agreement between BreitBurn’s wholly-owned subsidiary, BreitBurn Operating L.P., and a group of banks with Wells Fargo Bank, N.A. as agent.  The bank group approved an amendment to the credit agreement facilitating the repurchase and increasing the borrowing base from $750 million to $900 million. The borrowing base increase was supported by significant commodity hedges recently executed by the Partnership. Following completion of the transaction, the Partnership’s pro forma debt totaled $724 million, comprised of $371 million in existing debt and $353 million in additional debt to finance the acquisition and related expenses.

Significant Additional Commodity Hedging Activity

Prior to the acquisition, the Partnership entered into significant additional commodity hedging transactions which substantially increased the volumes of both oil and gas production subject to price protection through 2012. This recent hedging activity, which was completed in a period of near-record high commodity prices, supported the increased borrowing base under the recently amended and restated credit facility. A summary of the Partnership’s hedge positions as of June 13, 2008 is below.

	3rd Quarter	4th Quarter	Year	Year	Year	Year
	2008	2008	2009	2010	2011	2012
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMBtu/d)	48,037	48,214	45,808	43,873	26,058	19,131
Average Price ($/MMBtu)	$8.01	$8.15	$8.14	$8.20	$9.20	$10.12
Collars:
Hedged Volume (MMBtu/d)	0	1,462	1,737	3,402	15,958	19,131
Average Floor Price ($/MMBtu)	$0.00	$9.00	$9.00	$9.00	$9.00	$9.00
Average Ceiling Price ($/MMBtu)	0.00	20.00	16.64	12.98	11.98	11.88
Total:
Hedged Volume (MMMBtu/d)	48,037	49,676	47,545	47,275	42,016	38,261
Average Price ($/MMBtu)	$8.01	$8.18	$8.17	$8.26	$9.12	$9.56
	48,037	49,676	47,545	47,275	42,016	38,261
Oil Positions:
Fixed Price Swaps (including Florida):
Hedged Volume (MBbls/d)	2,972	3,441	2,889	2,812	2,116	1,939
Average Price ($/Bbl)	$78.64	$77.20	$74.82	$80.66	$88.26	$90.00
Participating Swaps: (1)
Hedged Volume (MBbls/d)	3,175	2,675	2,848	1,996	1,440	0
Average Price ($/Bbl)	$60.70	$60.93	$62.64	$64.85	$61.27	$0.00
Collars:
Hedged Volume (MBbls/d)	0	478	593	1,273	2,124	3,077
Average Floor Price ($/Bbl)	$0.00	$110.00	$92.29	$102.81	$103.48	$110.00
Average Ceiling Price ($/Bbl)	$0.00	$146.90	$122.90	$136.12	$153.40	$145.39
Floors:
Hedged Volume (MBbls/d)	500	500	500	500	0	0
Average Floor Price ($/Bbl)	$110.00	$105.00	$100.00	$100.00	$0.00	$0.00
Total:
Hedged Volume (MBbls/d)	6,647	7,095	6,829	6,581	5,679	5,016
Average Price ($/Bbl)	$72.43	$75.24	$73.10	$81.62	$87.11	$102.27

(1) A participating swap is a single instrument which combines a swap and a call option with the same strike price.

Governance Changes

Three directors, Randall J. Findlay, Thomas W. Buchanan and Grant D. Billing have resigned from the BreitBurn GP board. The remaining six members include all three members of the Conflicts Committee, who independently reviewed and approved the acquisition and restructuring transactions.

Holders of the Partnership’s common units will be entitled to elect the directors of the BreitBurn GP board, commencing with an annual meeting of unitholders to be held in July 2009, on a date to be announced. Board members will serve in three year staggered terms. The current six directors will be divided into three classes serving one, two and three year terms, respectively.

Conference Call

The Partnership will provide additional details on the transaction via a conference call and web cast available to all interested parties scheduled for 8 a.m. Pacific/11 a.m. Eastern today. Management will speak to a brief presentation that will be available prior to the start of the call on the BreitBurn website at http://ir.breitburn.com.

Those wishing to participate in the conference call should call 1-877-704-5379 (international callers dial 1-913-312-1294 a few minutes prior to register. A replay of the call will be available through Wednesday, June 25, by dialing 1-888-203-1112 (international callers dial 1-719-457-0820) and entering replay PIN 4957076.

Those wishing to participate in the live or archived web cast via the Internet should go to the Investor Relations tab of the BreitBurn website at http://ir.breitburn.com.

About BreitBurn Energy Partners L.P.

BBEP is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation and development of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward - Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," “immediately accretive," "in the future," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; the lack of availability of drilling and production equipment or unexpected increases in the cost of such equipment; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance, and other costs of operation; the potential for oil and gas operating costs to increase while corresponding sales prices of oil and gas are wholly or partially fixed due to our use of derivative contracts, or "hedges" to limit price volatility; changes in crude oil and natural gas prices, including price discounts and basis differentials; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contact:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
Or
Howard Kalt of Ruder Finn/West
(415) 317-0092
BBEP-IR
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